FIELDPOINT PETROLEUM CORPORATION REPORTS FIRST QUARTER RESULTS

AUSTIN, TX – May 15, 2013 - FieldPoint Petroleum Corporation (NYSE AMEX:FPP) announced today its first quarter financial results for the three months ended March 31, 2013.

Ray Reaves, President and CEO of FieldPoint, stated, “We consider this to be a very good quarter even though revenues were lower than for the same period in 2012.  This is due primarily to a combination of lower oil prices in Q1 2013, and the boost in production that we experienced from our newly completed well in the East Lusk Field in 2012.  Wells of this type are known to come on line with a flush production (in our case, over 800 bpd) and then decline until they stabilize at a much lower rate.  We did not have the drilling or acquisition activity to lift our first quarter 2013 production to last year’s level, although we are hopeful that our current activities will produce results similar to our 2012 experience before year end.”

Financial Highlights for the Three Months Ended March 31, 2013 compared to the Three Months Ended March 31, 2012:

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Total Revenues decreased 24% to $2,488,148 from $3,272,570;

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Net Income decreased to $543,509 from $794,504; and

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Earnings per share, both basic and fully diluted decreased to $0.07 from $0.10.

Mr. Reaves continued, “Our plan is to increase our growth rate over the next year.  To accomplish this, it is essential that we continue our programs to build our production base.  This includes pursuing both acquisition and development opportunities.  As stated in the past, we are committed to maintain our focus on building shareholder value.”

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com